UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2021

SmartStop Self Storage REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55617 (Commission File Number)	46-1722812 (IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement.

As previously disclosed by SmartStop Self Storage REIT, Inc. (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2021, the Company, through its operating partnership (the “Borrower”), entered into a credit facility (the “Credit Facility”) with KeyBank, National Association, as administrative agent, KeyBanc Capital Markets, LLC, Wells Fargo Securities, Citibank, N.A., and BMO Capital Markets, as joint book runners and joint lead arrangers, and certain other lenders party thereto (the “Lenders”). The initial aggregate amount of the Credit Facility was $500 million (the “Total Commitment”), which consisted of a $250 million revolving credit facility (the “Revolver”), which matures on March 17, 2024, subject to a one-year extension option, and a $250 million term loan (the “Term Loan”), which matures on March 17, 2026 and cannot be extended. In addition, the Borrower had the right to increase the amount available under the Credit Facility by an additional $350 million, for a total aggregate amount of $850 million, subject to certain conditions (the “Accordion Feature”).

On October 7, 2021, the Borrower and Lenders amended the Credit Facility to increase the commitments on the Revolver by $200 million for an aggregate amount of $450 million. In connection with the increased commitments, additional lenders were added to the Credit Facility. The commitments on the Term Loan remain unchanged. As a result of this amendment, the Total Commitment is now $700 million. In addition, the Accordion Feature was also amended such that Borrower retains the right to increase the total aggregate amount of the Credit Facility by an additional $350 million, for a total aggregate amount of up to $1.05 billion, subject to certain conditions. The other terms and conditions of the Credit Facility remain unchanged.

As of October 7, 2021, the Borrower has borrowed approximately $207.2 million of the $450 million current capacity of the Revolver and all $250 million of the $250 million current capacity of the Term Loan.

The information set forth above in this Item 1.01 does not purport to be complete and is qualified in its entirety by the full text of the documents attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, each of which is incorporated into this Item 1.01 by reference.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 7.01.Regulation FD Disclosure.

On October 8, 2021, the Company issued a press release announcing the foregoing increase in commitments  and amendments to the Credit Facility, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

10.1	First Amendment to Credit Agreement, dated October 7, 2021

10.2	Increase Agreement, dated October 7, 2021

99.1	Press Release, dated October 8, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSTOP SELF STORAGE REIT, Inc.
Date: October 8, 2021	By:	/s/ James R. Barry
James R. Barry
Chief Financial Officer and Treasurer